EXHIBIT 21.1

                List of Subsidiaries of Nugget Exploration, Inc.






         State of                  Full Name of Subsidiary and
      Incorporation           Name Under Which Subsidiary Does Business
    ----------------  ----------------------------------------------------------
       Delaware                        GoHealth.MD, Inc.




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